Exhibit (d)(6)

CONFIDENTIALITY AGREEMENT

This Confidentiality Agreement (“Agreement”), dated as of December 16, 2021, is entered into by and between Trecora Resources, on behalf of itself and its subsidiaries (collectively, “Company”), with an office located at 1650 Hwy 6 S, Suite 190, Sugar Land, Texas 77478, U.S.A., and Balmoral Funds LLC (“Interested Party”), with an office located at 11150 Santa Monica Blvd #825 Los Angeles, CA. Each of the parties to this Agreement may be referred to individually as a “Party,” and collectively as the “Parties.”

Terms and Conditions

NOW THEREFORE, for good and valuable consideration, and intending to be legally bound, each Party hereby agrees to the following:

1. Access to Confidential Information: From time to time (including prior to the date of this Agreement), Company and/or its Representatives (as defined below) may disclose and/or provide to Interested Party and/or its Representatives certain information (whether in written, oral or electronic form) deemed by such Company to be confidential and/or valuable (collectively, the “Confidential Information”), for the purpose of enabling the evaluation and discussion by Company and Interested Party of a possible negotiated acquisition of some or all of Company’s stock, assets, business, or operations (the “Potential Transaction”). For purposes of this Agreement, “Confidential Information” shall include (a) all notes, analyses, compilations, studies or other documents prepared by Interested Party and/or any of its Representatives that contain or reflect or are based upon, in whole or in part, the information (whether in written, oral or electronic form) furnished to Interested Party and/or any of its Representatives pursuant to this Agreement, and (b) all information about the Potential Transaction, including (i) any terms and conditions (including price) relating to the Potential Transaction, (ii) the subject matter or terms of this Agreement, (iii) the fact that any Confidential Information was or is being exchanged between Company and Interested Party, and/or (iv) the fact that any discussions are taking or have taken place with respect to the Potential Transaction or the status thereof. All Confidential Information disclosed by or on behalf of Company to Interested Party and/or its Representatives shall remain the sole property of Company, and no license to use the Confidential Information or any other intellectual property right is granted under this Agreement. Company may designate Confidential Information which is of a competitively sensitive nature as “Highly Confidential”.

2. Non-Disclosure and Restricted Use of Confidential Information: Interested Party shall: (a) not disclose the Confidential Information to any third-party except for disclosures to certain of its Representatives as may be permitted below, (b) limit the use by Interested Party and its Representatives of the Confidential Information solely for the evaluation of the Potential Transaction, and shall not permit any other use of the Confidential Information, and (c) limit Interested Party’s dissemination of the Confidential Information to only Interested Party’s subsidiaries, controlled affiliates, officers, directors and employees and, separately, Interested Party may disclose Confidential Information with its legal counsel, industry consultants, accountants, financial advisors, and solely to the extent permitted by Section 7, debt financing sources (collectively, “Representatives”) whose responsibilities and/or duties justify a substantial need for access to such Confidential Information in order for Interested Party to evaluate the Potential Transaction; provided that prior to such dissemination, each such Representative is advised about Interested Party’s obligations arising under this Agreement, is informed of this agreement and agrees with Interested Party to comply with the terms of this Agreement that are applicable to Representatives.

3. Destruction and/or Return of Confidential Information: In the event that any of the Parties decides not to proceed with further discussions and negotiations regarding the Potential Transaction, then such Party shall promptly (and in any event within two (2) business days) advise the other Party of that decision. In such case, or upon the written request of Company at any time, Interested Party shall (and shall cause its Representatives to), cease all use of the Confidential Information, and, at Interested Party’s option, destroy or return all documents containing any Confidential Information and to erase any Confidential Information from any computer or other digital device on which it is held, and Interested Party shall promptly provide Company a written confirmation that Interested Party and its Representatives have ceased to use and destroyed and/or returned (as applicable) all documents containing any Confidential Information and/or erased any Confidential Information from any computer or other digital device on which it is held. Notwithstanding the destruction or return of the Confidential Information, Interested Party and its Representatives shall continue to be bound by this Agreement. Notwithstanding anything in this Agreement to the contrary, Interested Party and its Representatives may retain copies of the Confidential Information solely in order to comply with applicable law, regulation, or with bona-fide security or disaster recovery archival procedures (in which case Interested Party shall allow access to such Confidential Information only to such Representatives of Interested Party whose responsibilities and/or duties relate to such archival procedures).

4. Applicability of Obligations: The obligations arising under this Agreement shall apply equally to and be binding upon Interested Party and all of its Representatives and Interested Party shall be responsible for any breach of this Agreement by any such Representative (it being understood that such responsibility shall be in addition to and not by way of limitation of any right or remedy Company may have against any such Representative with respect to such breach). In the event that Interested Party becomes aware of any unauthorized disclosure or use of any Confidential Information or other breach of this Agreement, then Interested Party shall immediately notify Company of the particulars thereof.

5. Exceptions: The obligations arising under this Agreement shall not apply to any portion of the Confidential Information which: (a) was known to Interested Party on a non-confidential basis prior to its receipt (directly or indirectly) from Company as demonstrated by Interested Party’s written records; provided that the source of such information is not known after due inquiry to Interested Party or any of its Representatives to be bound by a confidentiality agreement with Company or any of its Representatives, or is otherwise not known after due inquiry to Interested Party or any of its Representatives to be under an obligation to Company or any of its Representative not to disclose such information to Interested Party, (b) was published or generally available to and known by the public prior to its receipt, or thereafter becomes published or generally available to and known by the public through no fault of Interested Party or any of its Representatives and not as a result of a disclosure in breach of this Agreement, or (c) has been independently developed by an employee, consultant or agent of Interested Party without access or reference to (or use of) any Confidential Information. Notwithstanding the foregoing, Interested Party shall be permitted to disclose Confidential Information to the extent required by any law, regulation, or legal, regulatory, or judicial process or proceeding or by the rules of any recognized stock exchange (other than requirements triggered by the voluntary behavior of Interested Party), provided, however, that in such case, Interested Party shall be permitted to disclose only that portion of the Confidential Information necessary to legally comply with such compelled disclosure; and provided further that Interested Party shall provide prompt written notice to Company, which to the extent legally permissible shall be prior to disclosing any Confidential Information, and Interested Party shall reasonably cooperate with any attempt by Company (at Company’s sole cost and expense) to protect against any such disclosure, including the obtaining of a protective order or the confidential treatment of such Confidential Information.

6. Term of Agreement: All Confidential Information disclosed by Company to Interested Party prior to and for a period of two (2) years after the date of this Agreement (the “Disclosure Period”) shall be subject to the terms of this Agreement, and the obligations and restrictions arising under this Agreement with respect to such Confidential Information shall continue in effect for a period of five (5) years from the expiration of the Disclosure Period.

7. Non-Participation: Interested Party hereby represents and warrants that it is not acting as a broker for or Representative of any other person in connection with a potential transaction with Company, and is considering the Potential Transaction only for its own account and hereby agrees not to discuss with or offer to any third-party an equity participation in the Potential Transaction or any other form of joint acquisition by Interested Party and such third-party without the prior written consent of Company (in its sole and absolute discretion). Furthermore, Interested Party shall not enter into any agreement, arrangement or any other understanding, whether written or oral, with any potential debt financing source that may reasonably be expected to limit, restrict, restrain, or otherwise impair in any manner, directly or indirectly, the ability of such debt financing source to provide debt financing or other assistance to any other Party in any other possible transaction involving Company. Notwithstanding anything to the contrary contained herein, without the prior written consent of Company, neither Interested Party nor any of its Representatives will disclose any Confidential Information to any actual or potential third-party sources of financing (debt, equity, or otherwise), other than bona fide third-party institutional lenders who are or may be engaged to provide debt financing to Interested Party and who have been disclosed in writing to Company.

8. Non-Solicitation: For a period of one (1) year from the date of this Agreement, Interested Party shall not, without Company’s prior written consent, directly or indirectly solicit for employment, hire, and/or employ any officer or management-level employee of Company or any of its subsidiaries with whom it came in contact or became aware of as a result of the Potential Transaction and related diligence process; provided that Interested Party is not prohibited from hiring any employee who responds to any advertisement or general solicitation that is not specifically directed toward employees of Company and has not otherwise been solicited by or on behalf of Interested Party. In addition, Interested Party shall not, without Company’s prior written consent, directly or indirectly make or have any contact in connection with the Potential Transaction, with any person who is currently a customer, contractor or sub-contractor of, or supplier to, Company; provided that Interested Party may contact its existing customers, contractors and suppliers in the ordinary course of its existing business so long as Interested Party does not disclose any Confidential Information to or in connection with such contact.

9. Standstill: For a period of one (1) years from the date of this Agreement (the “Standstill Period”), Interested Party shall not, nor shall any of its affiliates or subsidiaries or any of its Representatives acting on its behalf, directly or indirectly, without the prior written approval of Company:

(a) make any statement or proposal to the board of directors of Company, any of the Company Representatives or any of Company’s stockholders regarding, or effect or seek, offer or propose to effect, or announce any intention to effect or cause or participate in or in any way assist, facilitate or encourage any other person to effect or seek, offer or propose to effect or participate in (including, for the avoidance of doubt, indirectly by means of communication with the press or media) (i) any acquisition of, or any tender or exchange offer for, voting securities of Company (or beneficial ownership thereof), or rights or options to acquire voting securities (or beneficial ownership thereof) of Company, or any material portion of the assets, indebtedness or businesses of Company or any of its subsidiaries, or (ii) any consolidation, business combination, acquisition, merger or similar business combination involving Company, (iii) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to Company, (iv) any “solicitation” of “proxies” (as such terms are used in the rules of the Securities and Exchange Commission) to vote any voting securities of Company or consents to any action from any holder of any voting securities of Company or seek to advise or influence any person with respect to the voting of or the granting of any consent with respect to any voting securities of Company, or (v) any proposal, arrangement, or other statement that is inconsistent with the terms of this Agreement, including this Section 9;

(b) form, join or in any way participate in a “group” (as defined under the Securities Exchange Act of 1934, as amended) in connection with the voting securities of Company;

(c) otherwise act, alone or in concert with others, to seek to control or influence the management, board of directors or policies of Company or to obtain representation on the board of directors of Company;

(d) make any public announcement with respect to the restrictions of this paragraph; and/or

(e) advise, assist or encourage, or direct any person to advise, assist or encourage any other persons, in connection with any of the foregoing.

In addition, Interested Party agrees that, during the Standstill Period, it shall not (i) request that Company, directly or indirectly, amend or waive any provisions of this Section 9 (including this paragraph), or (ii) take any action that might require Company to make a public announcement with respect to matters referred to in this Section 9.

Notwithstanding the foregoing provisions of this Section 9, the Standstill Period shall expire and the restrictions set forth in this Section 9 shall terminate and be of no further force and effect if: (i) Company enters into a definitive agreement with respect to a transaction involving the acquisition of more than 50% of Company’s voting securities or all or substantially all of the Company’s assets (whether by merger, consolidation, business combination, tender or exchange offer, recapitalization, restructuring, sale, equity issuance, or otherwise), or (ii) any person or “group” (as defined under the Securities Exchange Act of 1934, as amended) publicly announces or commences a tender or exchange offer to acquire more than 50% of Company’s voting securities.

10. Legal Counsel: Interested Party hereby acknowledges that Morgan Lewis & Bockius LLP and Vinson & Elkins LLP (“Legal Counsel”) each represents Company and, if for any reason Legal Counsel’s representing Company in negotiations with Interested Party would create a conflict of interest (because of either Legal Counsel’s representation of Interested Party in other unrelated matters or otherwise), Interested Party hereby waives any such conflict and agrees that Legal Counsel may represent Company in connection with the Potential Transaction, this Agreement, and the transactions contemplated thereby and hereby.

11. Future Inquiries and Communication:

(a) All inquiries and other communications regarding the Potential Transaction shall be made directly to Guggenheim Partners or other individuals expressly designated to Interested Party by Company (“Company Designated Representatives”) and only those specific officers, employees and/or representatives of Company that are identified by Company and/or the Company Designated Representatives in writing, and Interested Party shall not directly or indirectly contact or communicate with any other officers, employees and/or representatives of Company concerning the Potential Transaction, without the prior express written consent of Company or the Company Designated Representatives.

(b) All inquiries and other communications regarding the Proposed Transaction shall be made directly to individuals expressly designated to Company by Interested Party (“Interested Party Designated Representatives”) and only those specific officers, employees and/or representatives of Interested Party that are identified by Company and/or Interested Party Designated Representatives in writing, and Company shall not directly or indirectly contact or communicate with any other officers, employees and/or representatives of Interested Party concerning the Proposed Transaction, without the prior express written consent of Interested Party or Interested Party Designated Representatives.

12. Nature of Relationship: Nothing contained in this Agreement shall be construed or interpreted as requiring any of the Parties to: (a) enter into any further agreement regarding the Confidential Information or the Potential Transaction, or (b) provide or update any Confidential Information. Interested Party acknowledges and agrees that: (i) Company has not, as of the date of this Agreement, authorized or made any decision to definitively pursue any Potential Transaction, (ii) Company and any of its Representatives shall be free to conduct the process for the Potential Transaction as they in their sole discretion shall determine (including terminating discussions at any time, negotiating with any prospective counterparty and entering into a definitive agreement without prior notice to Interested Party or to any other person), and (iii) any procedures relating to such Potential Transaction may be changed at any time without notice to Interested Party or any other person. Each Party acknowledges and agrees that until a definitive agreement regarding the Potential Transaction has been negotiated and executed by the Parties, each Party and its Representatives are under no legal obligation, and shall have no liability to the other of any nature whatsoever, with respect to the Potential Transaction, and except as expressly provided in this Agreement and as may be provided for in such definitive agreement, Interested Party shall have no claims whatsoever against Company, any of its Representatives, or any of the respective officers, directors, employees, agents or controlling persons of Company or such Representatives arising out of or relating to the Confidential Information and/or the Potential Transaction.

13. No Representations or Warranties: Neither Company nor any of its Representatives and none of the respective officers, directors, employees, agents or controlling persons of such party or such Representatives makes any express or implied representation or warranty as to the accuracy or completeness of any Confidential Information or other information provided to Interested Party, and neither Company nor any of its Representatives shall have any liability to Interested Party or any of its Representatives relating to or arising from its or their use of any Confidential Information or for any errors therein or omissions therefrom, other than as may be set forth in a definitive agreement. It is understood that the scope of any representations and warranties to be given by any of the Parties shall be negotiated along with other terms and conditions in arriving at a mutually acceptable form of definitive agreement should discussions between the parties progress to such a point.

14. Enforcement: Without prejudice to the rights and remedies otherwise available to Company, Interested Party acknowledges and agrees that: (a) Company would be irreparably injured by a breach of this Agreement by Interested Party or any of its Representatives, (b) money damages would not be a sufficient remedy for an actual or threatened breach of this Agreement due to the difficulty of ascertaining the amount of damages suffered by Company in the event of a breach of this Agreement and (c) Company shall be entitled to seek equitable relief by way of injunction or otherwise if Interested Party or any of its Representatives breaches or threatens to breach any of the provisions of this Agreement without proof of actual damages. Interested Party further acknowledges and agrees to waive any requirement for security or posting of any bond in connection with any such equitable remedy. Such remedies shall not be deemed to be the exclusive remedies for a breach of this Agreement by Interested Party or any of its Representatives but shall be in addition to all other remedies available at law or equity. In the event of litigation relating to this Agreement, if a court of competent jurisdiction determines that either Party has breached this Agreement, then the non-prevailing Party shall reimburse the prevailing Party for its legal fees and expenses incurred in connection with such litigation, including any appeals therefrom.

15. Securities: Interested Party represents and warrants that it is aware that Company is a reporting company under the Securities Exchange Act of 1934, as amended, and its equity securities are traded on the New York Stock Exchange. Interested Party hereby acknowledges and agrees that it is aware, and that it shall advise its Representatives who are informed as to the matters which are the subject of this Agreement, that the United States securities laws prohibit any person who has received from an issuer material, non-public information from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities. Interested Party acknowledges and agrees that it shall not trade in the securities of Company until such time as Interested Party may do so under the applicable securities laws.

16. Privilege: The Parties share a common legal and commercial interest in the Confidential Information which is intended to remain subject to all applicable privileges, including attorney–client privilege, anticipation of litigation privilege and work product privilege. No waiver of privilege is implied by the disclosure of Confidential Information to any person pursuant to this Agreement.

17. Controlling Terms. The terms of this Agreement shall control over any additional purported confidentiality requirements imposed by any offering memorandum, web-based database, or similar repository of Confidential Information to which Interested Party or any of its Representatives is granted access in connection with the evaluation, negotiation, or consummation of the Potential Transaction, notwithstanding acceptance of such an offering memorandum or submission of an electronic signature, “clicking” on an “I Agree” icon, or other indication of assent to such additional confidentiality conditions, it being understood and agreed that the confidentiality obligations with respect to Confidential Information are exclusively governed by this Agreement and may not be restricted except by a written agreement that is hereafter executed by each of the parties hereto.

18. Governing Law: This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without regard to its otherwise applicable conflicts of laws rules.

19. Governing Jurisdiction: Each Party hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Delaware or the United States of America located in Delaware for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby (and each Party acknowledges and agrees not to commence any action, suit or proceeding relating thereto except in such courts, and further acknowledges and agrees that service of any process, summons, notice or document by U.S. registered mail to such Party’s address set forth above shall be effective service of process for any action, suit or proceeding brought against such Party in any such court). Each Party hereby waives any and all rights such Party may have to a trial by jury in connection with any actions, suits or proceedings arising from this Agreement.

20. Governing Language: In the event a translation of this Agreement into any other language be required or desired for any reason, then the text in the original English language shall govern in all matters involving the interpretation of this Agreement.

21. Non-Waiver: No failure or delay by any of the Parties in exercising any right, power or privilege under this Agreement shall operate as a waiver of such right, power or privilege, nor shall any single or partial exercise of such right, power or privilege preclude any other or further exercise of such right, power or privilege or the exercise of any right, power or privilege hereunder.

22. Severability: The provisions of this Agreement are to be deemed severable and the invalidity, illegality or unenforceability of one or more of such provisions shall not affect the validity, legality or enforceability of the remaining provisions.

23. Assignment: Any assignment of this Agreement by Interested Party without Company’s prior written consent shall be null and void. The terms, conditions and covenants of this Agreement shall be binding upon Interested Party, and each of its respective successors, and is for the benefit of Company and its successors and assigns.

24. Entire Agreement and Amendment: This Agreement constitutes the entire agreement of the Parties and supersedes any prior or contemporaneous written or oral agreements between the parties regarding the subject matter contained in this Agreement, and this Agreement may only be modified by a written document signed by each Party.

25. Execution by Counterparts and Facsimile: This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Signature by electronic mail in portable document format (.pdf) shall also bind each Party.

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IN WITNESS WHEREOF, each of the undersigned, intending to be legally bound, hereby executes this Agreement on the date first above written.

Trecora Resources

By:	/s/ Patrick D. Quarles
Patrick D. Quarles
President and Chief Executive Officer

Balmoral Funds LLC

By:	/s/ [illegible]
Name:
Title:

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